Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-54497, 33-54499, 333-34631, 333-36096, 333-73408, 333-75793, 333-89471, 333-97811 and 333-114435 on Form S-8 of our report dated July 20, 2005, appearing in this Annual Report on Form 11-K of Lowe’s 401(k) Plan for the year ended January 28, 2005.

/s/DELOITTE & TOUCHE LLP
Charlotte, North Carolina
July 26, 2005